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                                                                 Exhibit (h)(87)

                                  AMENDMENT TO

                              JANUS INVESTMENT FUND

                            ADMINISTRATION AGREEMENT

                       JANUS GOVERNMENT MONEY MARKET FUND

     THIS AMENDMENT is made this 23rd day of February, 2007, between JANUS INVESTMENT FUND, a Massachusetts business trust (the "Trust") and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                   WITNESSETH:

     WHEREAS, JCM and the Trust, on behalf of Janus Government Money Market Fund, are parties to an Administration Agreement dated July 1, 1997, as amended June 14, 2006 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHERAS, the Institutional Shares and Service Shares have been terminated as of February 23, 2007;

     WHEREAS, pursuant to Section 9 of the Agreement, the Agreement may be amended by the parties only if such amendment is in writing and signed by the parties to the Agreement; and

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. Appendix A of the Agreement shall be deleted in its entirety and replaced with the attached.

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By: /s/ Heidi W. Hardin
                                            ------------------------------------
                                            Heidi W. Hardin, General Counsel,
                                            Senior Vice President and Secretary


                                        JANUS INVESTMENT FUND


                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton,
                                            Vice President, Chief Legal Counsel
                                            and Secretary

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                                   APPENDIX A

In accordance with Section 4 of this Agreement, the Fund shall compensate JCM for services provided to each Class of the Fund in accordance with the following schedule:

I. JANUS GOVERNMENT MONEY MARKET FUND - INVESTOR SHARES will pay to JCM for its administrative services a monthly fee, payable on the last day of each month during which or part of which this Agreement is in effect, of 1/365 of 0.50% of the closing aggregate net asset value of the shares of each such Class for each day of such month.